Exhibit 99.1

JLL Income Property Trust Announces Monthly Distributions to Investors

Chicago (March 31, 2026) – JLL Income Property Trust, an institutionally managed, daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX; ZIPIBX; ZIPSAX; ZIPZAX; ZIPDBX) with approximately $6.9 billion in portfolio equity and debt investments, announced that on March 26, 2026, its Board of Directors declared three consecutive monthly distributions for its stockholders of $0.0525 per share for the second quarter of 2026, to be paid in April, May, and June 2026. Going forward, the fund intends to continue to pay monthly distributions to stockholders rather than quarterly, subject to board approval. The monthly distributions are intended to better serve shareholders by providing the same cash amount of distribution previously distributed quarterly at a faster and more frequent rate.
Distributions for the second quarter of 2026 are payable to stockholders of record as of the close of business on April 23, 2026, May 22, 2026, and June 23, 2026, respectively. On an annualized basis, this gross distribution is equivalent to $0.63 per share and represents a distribution rate of approximately 5.6% on a NAV per share of $11.23 as of the date of approval. All stockholders will receive monthly distributions of $0.0525 per share less applicable share class specific fees and the annualized distribution rate will differ based on the share class.
The board’s previous dividend declaration of $0.1575 for the quarter commencing April 1 and ending June 30 announced on March 16, 2026 was revoked by the Board of Directors and replaced by three monthly distributions of $0.0525 per share.
“Monthly distributions will now deliver cash and shares to our stockholders faster and more frequently, which we believe to be a meaningful benefit for investors,” said JLL Income Property Trust President and CEO Allan Swaringen. “We are proud to build upon our reputation as a reliable source of consistent income for our stockholders, with a track record of 57 consecutive quarterly distributions over our 13-year history. We intend for our monthly distributions to enhance our long track record of providing reliable cash flow and tax efficient income to our stockholders.”
A first quarter 2026 distribution of $0.1575 per share, less applicable share class specific fees, will be paid according to the table below on April 1, 2026. Any future distributions will be approved at the discretion of the Board of Directors.
JLL Income Property Trust is an institutionally managed, daily NAV REIT that brings to investors a growing portfolio of core real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

	M-I Share	A-I Share[1]	M Share[2]	A Share[3]
Q1 Quarterly Gross Distribution per Share	$0.1575	$0.1575	$0.1575	$0.1575
Less: Investor Servicing Fee per Share	-	($0.00834)	($0.00833)	($0.02356)
Q1 Quarterly Net Distribution per Share	$0.1575	$0.14916	$0.14917	$0.13394
1 A stockholder servicing fee equal to 1/365th of 0.30% of NAV is allocated to Class A-I stockholders daily and reduces the quarterly dividend paid.
2 A stockholder servicing fee equal to 1/365th of 0.30% of NAV is allocated to Class M stockholders daily and reduces the quarterly dividend paid.
3 A stockholder servicing fee equal to 1/365th of 0.85% of NAV is allocated to Class A stockholders daily and reduces the quarterly dividend paid.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.
JLL INCOME PROPERTY TRUST, INC. (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX; ZIPIBX; ZIPSAX; ZIPZAX; ZIPDBX),
JLL Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing residential, industrial, grocery-anchored retail, healthcare and office properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.
ABOUT LASALLE INVESTMENT MANAGEMENT | INVESTING TODAY. FOR TOMORROW.
LaSalle Investment Management, a subsidiary of JLL, is a globally integrated, diverse real estate investment manager. On a global basis, LaSalle manages US$86.4 billion of assets in private and public real estate equity and debt investments as of Q3 2025. LaSalle's client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a diverse range of investment vehicles, including separate accounts, open- and closed-end funds, public securities and entity-level investments.
Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future distributions will be paid.
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